EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
We consent to the incorporation by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Forms S-8; and Registration Statement Nos. 333-175818 and 333-196238 on Form S-3; of our reports dated February 1, 2016, relating to the financial statements of Northrop Grumman Corporation and the effectiveness of Northrop Grumman Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 1, 2016